Exhibit 4.17

CERTIFICATE OF TRUST

OF

PACIFIC CREST CAPITAL TRUST II

This Certificate of Trust of Pacific Crest Capital Trust II (the “Trust”), dated April 16, 2003, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) the “Act”).

1.             Name.  The name of the statutory trust formed by this Certificate of Trust is:   Pacific Crest Capital Trust II.

2.             Delaware Trustee.  The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are The Bank of New York (Delaware) White Clay Center, Route 273, Newark, Delaware 19711, Attention: Kris Gullo.

3.             Effective Date.  This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK, not in its individual capacity, but solely as property trustee

By:
Name:
Title:

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity, but solely as Delaware trustee

By:
Name:
Title: